Exhibit 107

Calculation of Filing Fee Table

Form S-1

BioAge Labs, Inc.

Table 1 — Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)

Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	457(a)	8,625,000(2)	$19.00(1)	163,875,000	$0.00014760	24,188

	Total Offering Amounts					163,875,000	—	24,188

	Total Fee Offsets					—	—	14,760

	Net Fee Due					—	—	9,428
(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Includes the aggregate offering price of 1,125,000 additional shares that the underwriters have the option to purchase.
(3)	The Registrant previously paid $14,760 in connection with the previous filing of this registration statement.